State of Delaware
Secretary of State
Division of Corporations
Delivered 05:27 pm 03/11/2008
FILED 05:27 pm 03/11/2008
SRV 080305686 – 2118347 FILE

CERTIFICATE OF ELIMINATION
OF THE
JUNIOR PARTICIPATING PREFERRED STOCK, SERIES B
OF
NEWELL RUBBERMAID INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Newell Rubbermaid Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation by resolution duly adopted, authorized the issuance of 5,000,000 shares of Junior Participating Preferred Stock, Series B, par value $1.00 per share, of the Corporation (the “Junior Participating Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on October 31, 1988 filed a Certificate of Designations (as amended June 5, 1991, the “Junior Participating Preferred Stock Certificate of Designations”) with respect to such Junior Participating Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of the Junior Participating Preferred Stock are outstanding and no shares thereof will be issued subject to the Junior Participating Preferred Stock Certificate of Designations.

3. That the Board of Directors of the Corporation has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors duly adopted on October 20, 1988 and by a Certificate of Designations filed in the Office of the Secretary of State of the State of Delaware on October 31, 1988 (as amended June 5, 1991, the “Certificate of Designations”), the Corporation authorized the issuance of 5,000,000 shares of Junior Participating Preferred Stock, Series B, par value $1.00 per share, of the Corporation (the “Junior Participating Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, it is desirable that, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the shares of Junior Participating Preferred Stock resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Corporation and that all matters set forth in the Certificate of Designations with respect to the Junior Participating Preferred Stock be eliminated from the Corporation’s Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”);

WHEREAS, it is desirable to simplify the proxy materials related to the amendments to the Restated Certificate of Incorporation to be submitted to the stockholders of the Corporation for adoption at the Corporation’s next annual meeting of stockholders;

NOW THEREFORE, BE IT

RESOLVED, that the Board of Directors hereby rescinds the portion of the resolutions duly adopted by the Board of Directors on November 7, 2007 relating to the deletion of the Certificate of Designations related to the Junior Participating Preferred Stock; and it is further.

RESOLVED, as of the date hereof no shares of Junior Participating Preferred Stock are outstanding and no shares of Junior Participating Preferred Stock will be issued; and be it further

RESOLVED, that any officer of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, and when such Certificate of Elimination becomes effective, all references to the Junior Participating Preferred Stock in the Restated Certificate of Incorporation shall be eliminated and the shares of the Junior Participating Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Corporation, without designation as to series; and be it further

RESOLVED, that the Board of Directors hereby reaffirms all resolutions duly adopted by the Board of Directors on November 7, 2007 in respect of the amendments to the Restated Certificate of Incorporation (other than in respect of the deletion of the Certificate of Designations related to the Junior Participating Preferred Stock).

4. That, accordingly, all matters set forth in the Certificates of Designations with respect to the Junior Participating Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, and all shares of Junior Participating Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $1.00 par value per share, of the Corporation.

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NEWELL RUBBERMAID INC.

By: /s/ Dale L. Matschullat
Name: Dale L. Matschullat
Office: Senior Vice President, General Counsel and
Corporate Secretary